UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2009

Excelsior LaSalle Property Fund, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 High Ridge Road Stamford, CT	06905
(Address of principal executive offices)	(Zip Code)

(203) 352-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

In order to increase cash reserves to guard against continuing adverse economic conditions, Excelsior LaSalle Property Fund, Inc. (the “Fund”) does not intend to conduct a tender offer to repurchase shares of its common stock (“Shares”) in the May/June 2009 timeframe. While the Fund has historically conducted semi-annual tender offers to provide limited liquidity to its stockholders, the Fund will only offer to repurchase Shares to the extent that it has sufficient cash available to repurchase Shares consistent with principles of prudent portfolio management and to the extent that such repurchases (i) are consistent with applicable REIT rules and federal securities laws and (ii) would not require the Fund to register as an investment company under the Investment Company Act of 1940, as amended. The Fund does not guarantee that sufficient cash will be available at any particular time to fund repurchases of Shares, and the Fund is under no obligation to conduct tender offers or to make such cash available. In determining the number of Shares the Fund may offer to repurchase through tender offers, if any, the Fund will act in the best interest of stockholders and may take into account its need for cash to pay operating expenses, debt service, distributions to stockholders and other obligations.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01 shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any incorporation by reference language in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCELSIOR LASALLE PROPERTY FUND, INC.

By:	/s/ James D. Bowden
James D. Bowden
Chief Executive Officer

Date: June 18, 2009